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August 13, 1996

The Board of Directors
Security Dynamics Technologies, Inc.
20 Crosby Drive
Bedford, Massachusetts

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 1996, of the facts relating to Security Dynamics Technologies, Inc.'s (the "Company") change, effective April 1, 1996, in its accounting policy for option grants to purchase the Company's common stock requiring stockholder approval to measure compensation expense on the approval date. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1995. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1995.


Yours truly,


/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts